ACRA 2 INVESTMENT ENTITIES SHAREHOLDERS AGREEMENT
EFFECTIVE AS OF JULY 1, 2023

TABLE OF CONTENTS
Page

Article I DEFINITIONS; Certain RULES OF CONSTRUCTION	2
1.1 Definitions.	2
1.2 Certain Rules of Construction.	12
Article II FRAMEWORK	12
2.1 Capital Stock of ACRA 2 HoldCo.	12
2.2 New ACRA 2 Investment Entities.	13
2.3 Amendment of ACRA 2 HoldCo Governing Documents.	13
Article III SHARES	14
3.1 Future Shareholders and Transfers	14
3.2 Limitations on Transfers	14
3.3 Co-Sale Rights	16
3.4 Preemptive Rights	18
3.5 Approved Sale; Sale of an ACRA 2 Investment Entity; Approved Reorganization	20
3.6 Information Rights; Covenants	22
3.7 ACRA 2 HoldCo Class A Common Share Preference and ACRA 2 HoldCo Class B Common Share Preference	24
3.8 Agreement to Provide Certain Information; AEOI	24
3.9 Board of Directors	27
3.10 Acquisitions and Capitalization.	28
3.11 Sales between Shareholders.	28
3.12 Treaty	31
Article IV MISCELLANEOUS	31
4.1 Termination	31
4.2 Governing Law; Consent to Jurisdiction and Venue; Waiver of Jury Trial	31
4.3 Severability	32
4.4 Assignments; Successors and Assigns	32
4.5 Amendments; Waivers	32
4.6 Notices	33
4.7 Headings	34
4.8 Nouns and Pronouns	34
4.9 Entire Agreement; Inconsistency	34
4.10 Counterparts	35
4.11 Further Assurances	35
4.12 Remedies	35
4.13 No Conflicting Agreements	35
4.14 Confidentiality	35

Schedule A-1	Shareholdings of ACRA 2 HoldCo – Class A Common Shares
Schedule A-2	Shareholdings of ACRA 2 HoldCo – Class B Common Shares
Schedule B	Initial ACRA 2 HoldCo Directors
Exhibit A	Form of Joinder Agreement

This SHAREHOLDERS AGREEMENT, effective as of July 1, 2023 (this “Agreement”), is made by and among Athene Co-Invest Reinsurance Affiliate Holding 2 Ltd., a Bermuda exempted company (“ACRA 2 HoldCo”), Apollo/Athene Dedicated Investment Program II, L.P. (together any additional limited partnership formed for the purpose of investing in ACRA 2 HoldCo that executes a counterpart to this Agreement (if such Person is not then a party to this Agreement), the “Co-Investors” and each, a “Co-Investor”), Athene Life Re Ltd., a reinsurance company organized under the laws of Bermuda (“ALRe” and, together with the Co-Investors, the “Shareholders”), and, following execution of a Joinder Agreement (as defined below), any alternative investment vehicles formed from time to time in which an Athene Investor (as defined below) and the Co-Investors will make a direct investment for purposes of entering into Qualifying Transactions (as defined below) (each such alternative investment vehicle formed whose direct economic owners include an Athene Investor and the Co-Investors, a “New ACRA 2 Investment Entity” and, together with ACRA 2 HoldCo, the “ACRA 2 Investment Entities”). ACRA 2 HoldCo, the Co-Investors, ALRe, and, immediately following execution of a Joinder Agreement, any New ACRA 2 Investment Entities or any other Athene Investor, are the “Parties” and each a “Party” to this Agreement.
RECITALS
        WHEREAS, as of the date hereof, (a) each Co-Investor owns and/or has committed to subscribe for that number of ACRA 2 HoldCo Class A-1 Common Shares (as defined herein), ACRA 2 HoldCo Class A-2 Common Shares (as defined herein) and ACRA 2 HoldCo Class A-3 Common Shares (as defined herein) set forth opposite such Co-Investor’s name on Schedule A-1 and (b) the Co-Investors may each in the future own and/or commit to subscribe for an amount of New ACRA 2 Investment Entity Class A Common Shares (as defined below) as set forth in the applicable Joinder Agreement, as any such New ACRA 2 Investment Entity is formed from time to time hereafter;
        WHEREAS, as of the date hereof, ALRe: (a) owns and/or has committed to subscribe for that number of ACRA 2 HoldCo Class B Common Shares (as defined below) set forth opposite ALRe’s name on Schedule A-2 and (b) may in the future own and/or commit to subscribe for an amount of New ACRA 2 Investment Entity Class B Common Shares (as defined below) as set forth in the applicable Joinder Agreement, as any such New ACRA 2 Investment Entity is formed from time to time hereafter;
WHEREAS, ACRA 2 HoldCo and ALRe entered into that certain Master Framework Agreement, effective as of July 1, 2023 (the “Master Framework Agreement”), pursuant to which ACRA 2 HoldCo will have the right, subject to the terms and conditions set forth in the Master Framework Agreement, to elect to participate in Qualifying Transactions;
WHEREAS, pursuant to the Master Framework Agreement, the board of directors of ACRA 2 HoldCo (the “Board”) may, in its sole discretion, exercise its rights to participate in Qualifying Transactions through any ACRA 2 Investment Entities or their respective Subsidiaries, in which case ACRA 2 HoldCo will assign its right to participate in the applicable Qualifying Transactions to the applicable ACRA 2 Investment Entity or its respective Subsidiaries; and
WHEREAS, the Shareholders believe it to be in the best interest of ACRA 2 HoldCo and the Shareholders to provide for the continued stability of the business and policies of ACRA 2 HoldCo and any New ACRA 2 Investment Entities and their respective Subsidiaries (as defined herein), as the same may exist from time to time, and, to that end, the Parties set forth this Agreement.

ACCORDINGLY, in consideration of the mutual covenants and agreements contained in this Agreement, the sufficiency of which is hereby acknowledged, the Parties agree as follows:
ARTICLE I

DEFINITIONS; CERTAIN RULES OF CONSTRUCTION
1.1    Definitions. The following terms have the following meanings:
“ACRA 1 Entities” means, collectively, Athene Co-Invest Reinsurance Affiliate Holding Ltd. and each of its Subsidiaries.
“ACRA 1 Independent Director” means an independent director of an ACRA 1 Entity pursuant to the independence requirements set forth in the applicable governing documents of such ACRA 1 Entity.
“ACRA 2 Board Third Party Transfer Approval” has the meaning set forth in Section 3.2(a).
“ACRA 2 Boards” means the Board and any New ACRA 2 Investment Entity Board.
“ACRA 2 HoldCo” has the meaning set forth in the preamble.
“ACRA 2 HoldCo Bye-laws” means the Amended and Restated Bye-laws of ACRA 2 HoldCo in effect as of the date hereof, as amended, supplemented or modified from time to time.
“ACRA 2 HoldCo Class A-1 Common Shares” means ACRA 2 HoldCo’s class A-1 common shares, par value $1.00 per share.
“ACRA 2 HoldCo Class A-2 Common Shares” means ACRA 2 HoldCo’s class A-2 common shares, par value $1.00 per share.
“ACRA 2 HoldCo Class A-3 Common Shares” means ACRA 2 HoldCo’s class A-3 common shares, par value $1.00 per share.
“ACRA 2 HoldCo Class A Common Shares” means, collectively, the ACRA 2 HoldCo Class A-1 Common Shares, the ACRA 2 HoldCo Class A-2 Common Shares and the ACRA 2 HoldCo Class A-3 Common Shares.
“ACRA 2 HoldCo Class B Common Shares” means ACRA 2 HoldCo’s class B common shares, par value $1.00 per share.
“ACRA 2 HoldCo Information” has the meaning set forth in Section 3.2(a).
“ACRA 2 Investment Entities” has the meaning set forth in the preamble.
“ADIP II Nominees” has the meaning set forth in Section 3.9(a)(iii).
“ADIP II Subscription Agreement” means that certain Subscription Agreement, effective as of July 1, 2023 in connection with the Private Placement, by and among each Co-

Investor, ALRe (solely with respect to Articles I and II thereof), ACRA 2 HoldCo and any New ACRA 2 Investment Entity that executes a joinder to such agreement.
“Affiliate” means, as to any Person, any Person which directly or indirectly controls, is controlled by, or is under common control with such Person. For purposes of this definition, “control” of a Person shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by ownership of voting stock, by contract or otherwise. For the avoidance of doubt, none of the following groups of Persons shall be considered “Affiliates” of each other for purposes of this Agreement (a) Apollo and its Subsidiaries (including Athene and its Subsidiaries (including the ACRA 1 Entities)) or (b) the ACRA 2 Investment Entities and their Subsidiaries.
“AEOI Compliance Failure” has the meaning set forth in Section 3.8(b)(iv).
“AEOI Regimes” has the meaning set forth in Section 3.8(b).
“Agreement” has the meaning set forth in the preamble.
“ALRe” has the meaning set forth in the preamble.
“Apollo” means Apollo Global Management, Inc.
“Apollo/Athene Representative” has the meaning set forth in Section 3.9(a)(ii).
“Apollo Group” means (i) Apollo, (ii) Athene, (iii) Athora, (iv) any investment fund or other collective investment vehicle whose general partner or managing member is owned, directly or indirectly, by Apollo or by one or more of Apollo’s Subsidiaries, (v) BRH Holdings GP, Ltd. and its shareholders, and (vi) any Affiliate of a Person described in clause (i) through (v) above; provided, none of (x) the ACRA 2 Investment Entities, (y) any Subsidiary of the ACRA 2 Investment Entities or (z) any Person employed by Athene or Athora of any of their respective Subsidiaries, the ACRA 2 Investment Entities or any of their Subsidiaries or ISG or any of its Subsidiaries, shall be deemed for this purpose to be a member of the Apollo Group. For the avoidance of doubt, with respect to clause (vi) of this definition of “Apollo Group,” any Person managed by Apollo or one or more of its Subsidiaries pursuant to a managed account agreement (or similar arrangement) without Apollo or any of its Subsidiaries controlling such Person as a general partner or managing member shall not be part of the Apollo Group. The inclusion of Athora and its Subsidiaries in the Apollo Group is solely deemed for purposes of the provisions of this Agreement, and is thus referenced without any prejudice from an accounting, regulatory or control perspective.
“Apollo Representative” has the meaning set forth in Section 3.9(a)(ii).
“Applicable Law” means, with respect to any Person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any Governmental Authority applicable to such Person.
“Approved Reorganization” has the meaning set forth in Section 3.5(a).
“Approved Sale” has the meaning set forth in Section 3.5(a).
“Athene” means Athene Holding Ltd.
“Athene Group” means Athene and its Subsidiaries; provided, that (x) no other member of the Apollo Group, (y) none of the ACRA 1 Entities, the ACRA 2 Investment Entities or any of their respective Subsidiaries (including, for the avoidance of doubt, ACRA 2 HoldCo and its Subsidiaries) and (z) no Person employed by Athene, the Apollo Group, the ACRA 1 Entities, the ACRA 2 Investment Entities, ISG or any of their respective Subsidiaries, shall be deemed to be a member of the Athene Group.
“Athene Investor” means (i) ALRe and (ii) any other direct or indirect Subsidiary of Athene that holds Class B Common Shares of any ACRA 2 Investment Entity, as set forth in Schedule A-2 hereto or, with respect to any New ACRA 2 Investment Entity, as set forth on Annex I-2 of the applicable Joinder Agreement.
“Athene Nominees” has the meaning set forth in Section 3.9(a)(ii).
“Athene Representative” has the meaning set forth in Section 3.9(a)(ii).
“Athene Subscription Agreement” means that certain Subscription Agreement effective as of July 1, 2023 in connection with the Private Placement, by and among ALRe, ACRA 2 HoldCo and any New ACRA 2 Investment Entity that executes a joinder to such agreement.
“Athora” means Athora Holding Ltd.
“Board” has the meaning set forth in the recitals.
“Bye-laws” means the ACRA 2 HoldCo Bye-laws and any New ACRA 2 Investment Entity Bye-laws.
“Call Notice” has the meaning set forth in the Subscription Agreements.
“Capital Call” has the meaning set forth in the Subscription Agreements.
“Chairman” has the meaning set forth in Section 3.9(a)(ii).
“Class A Common Shares” means the ACRA 2 HoldCo Class A Common Shares and any New ACRA 2 Investment Entity Class A Common Shares.
“Class B Common Shares” means the ACRA 2 HoldCo Class B Common Shares and any New ACRA 2 Investment Entity Class B Common Shares.
“Class A Shareholders” means the Shareholders owning Class A Common Shares.
“Class B Shareholders” means the Shareholders owning Class B Common Shares.
“Closing Date” has the meaning set forth in the ADIP II Subscription Agreement.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Co-Investors” has the meaning set forth in the preamble.
“Co-Sale Notice” has the meaning set forth in Section 3.3(a).
“Co-Sale Offeree” has the meaning set forth in Section 3.3(a).

“Commitment” means, with respect to each Shareholder, each Share for which such Shareholder has agreed to subscribe for by paying the applicable purchase price for such Share in the amount and manner set forth in the applicable Subscription Agreement.
“Common Shares” means the Class A Common Shares and the Class B Common Shares held at any time during the term of this Agreement by any Shareholder.
“Confidential Information” has the meaning set forth in Section 4.14(b).
“Director” means a director of any ACRA 2 Investment Entity.
“Eligible Shareholders” has the meaning set forth in Section 3.4(a).
“Equity Securities” means all shares of capital stock of any ACRA 2 Investment Entity or any of their respective Subsidiaries, all securities exercisable or convertible into or exchangeable for shares of capital stock of any ACRA 2 Investment Entity or any of their respective Subsidiaries, and all options, warrants, and other rights to purchase or otherwise acquire from any ACRA 2 Investment Entity or any of their respective Subsidiaries shares of such capital stock, including any share appreciation or similar rights, contractual or otherwise.
“Excluded Securities” means (i) Equity Securities issued in respect of or in exchange for all Shares on a pro rata basis by way of a dividend, distribution, share split, reverse share split, merger, consolidation, reorganization, recapitalization or similar transaction, (ii) Equity Securities issued upon exercise, conversion or exchange of any options, warrants, rights or other convertible securities outstanding as of the date hereof or issued after the date hereof in accordance with the terms of this Agreement or the Organizational Documents, (iii) Equity Securities issued to a third party financing source (which is not a Class B Shareholder or an Affiliate of a Class B Shareholder, or an Affiliate of an ACRA 2 Investment Entity) in connection with a debt financing of any ACRA 2 Investment Entity and/or any of their respective Subsidiaries, (iv) Equity Securities issued to ceding companies or other insurance companies in connection with any reinsurance agreements, (v) Equity Securities issued to a seller or sellers of a business or the assets thereof (which is not a member of the Apollo Group or the Athene Group) or issued to any other un-Affiliated Persons, in each case, in connection with any ACRA 2 Investment Entity’s (or any of their respective Affiliates’) acquisition of such seller’s or sellers’ business or the assets thereof, whether such acquisition is in the form of a merger, consolidation, asset purchase or other similar business combination, (vi) Equity Securities issued or distributed in connection with a transaction permitted under Section 3.5 or Section 3.11(b)(i), (vii) Equity Securities issued at any time to directors, officers, employees or consultants of any ACRA 2 Investment Entity or ISG pursuant to an ACRA 2 Board approved option or incentive plan of any ACRA 2 Investment Entity or ISG and (viii) any Equity Securities issued to a Shareholder in connection with the funding in full of a capital call of such Shareholder related to an outstanding Commitment; provided, that in the case of clauses (i) through (vi), if and only to the extent such issuances or distributions are approved by the applicable ACRA 2 Board.
“FATCA” has the meaning set forth in Section 3.8(b).
“FFI Agreement” has the meaning ascribed to it under the AEOI Regimes.
“Furnishing Parties” has the meaning set forth in Section 4.14(b).
“Future Shareholder” has the meaning set forth in Section 3.1.
“General Partner” has the meaning set forth in Section 3.9(a)(iii).

“GAAP” means U.S. generally accepted accounting principles.
“Governmental Authority” means any Bermudian, U.S. Federal, state, county, city, local or other governmental, administrative or regulatory authority, commission, committee, agency or body (including any court, tribunal or arbitral body and any self-regulating authority).
“Group” means:
(a)    in the case of any Shareholder who is an individual and not a Class B Shareholder, (i) such Shareholder, (ii) any spouse, parent, sibling or descendant of such Shareholder, (iii) all trusts for the benefit of such Shareholder or any spouse, parent, sibling or descendants of such Shareholder and (iv) all Persons principally owned by and/or organized or operating for the benefit of any of the foregoing;
(b)    in the case of any Shareholder which is a partnership and not a Class B Shareholder, (i) such Shareholder and (ii) its limited, special and general partners;
(c)    in the case of any Shareholder which is a corporation or a limited liability company and not a Class B Shareholder, (i) such Shareholder and (ii) its shareholders or members as the case may be; and
(d)    in the case of any Class B Shareholder, the Athene Group.
“Independent Director” means any Director that does not have (and such Director’s immediate family members do not have) a material financial or other relationship with Athene or Apollo (or any of their Affiliates), as determined by the applicable ACRA 2 Board or a duly authorized committee thereof. Without limiting the foregoing, (a) no officer or employee of any ACRA 2 Investment Entity or any of their respective Subsidiaries shall constitute an Independent Director, (b) no officer or employee of (i) any member of the Apollo Group described in clauses (i) through (v) of the definition of “Apollo Group” or (ii) Apollo or any of its Subsidiaries (excluding any Subsidiary that constitutes any portfolio company (or investment) of (A) an investment fund or other investment vehicle whose general partner, managing member or similar governing person is owned, directly or indirectly, by Apollo or by one or more of its Subsidiaries or (B) a managed account agreement (or similar arrangement) whereby Apollo or one or more of its Subsidiaries serves as general partner, managing member or in a similar governing position) shall constitute an Independent Director and (c) the fact that a Director serves as an ACRA 1 Independent Director does not disqualify such Director from being an Independent Director for purposes of this Agreement.
“Initial Purchase Price” has the meaning set forth in Section 3.11(b)(ii).
“Initial Subscribing Shareholder” has the meaning set forth in Section 3.4(d).
“Insolvency Event” means: (a) an ACRA 2 Investment Entity or any Subsidiary thereof shall commence a voluntary case or other Proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar Applicable Law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other Proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing; (b) an involuntary case or other Proceeding shall be commenced against an ACRA 2 Investment Entity or any Subsidiary thereof seeking liquidation, reorganization or other relief with respect to it or its debts under bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other Proceeding shall remain undismissed and unstayed for a period of sixty (60) days; or (c) an order for relief shall be entered against an ACRA 2 Investment Entity or any Subsidiary thereof under the bankruptcy laws in effect at such time.
“Investment Company Act” means the United States Investment Company Act of 1940, as amended from time to time, and the rules and regulations promulgated thereunder, and any successor statute.
“IRS” has the meaning set forth in Section 3.8(b)(i).
“ISG” means Apollo Insurance Solutions Group LP (or any successor entity thereto).
“Joinder Agreement” has the meaning set forth in Section 2.2(a).
“Limited Partners” means, collectively, the limited partners of the Co-Investors.
“Liquidation” means: (a) any Insolvency Event; (b) any Sale of an ACRA 2 Investment Entity; or (c) any dissolution or winding up of an ACRA 2 Investment Entity, other than any dissolution, liquidation or winding up in connection with any reincorporation of an ACRA 2 Investment Entity in another jurisdiction.
“Master Framework Agreement” has the meaning set forth in the recitals.
“New ACRA 2 Investment Entity” has the meaning set forth in the preamble.
“New ACRA 2 Investment Entity Board” means the board of directors of any New ACRA 2 Investment Entity.
“New ACRA 2 Investment Entity Bye-laws” means the bye-laws of each New ACRA 2 Investment Entity that executes a Joinder Agreement, in effect as of the date such Joinder Agreement is executed, as amended, supplemented or modified from time to time.
“New ACRA 2 Investment Entity Class A Common Shares” means the class A-1 common shares of each New ACRA 2 Investment Entity, the class A-2 common shares of each New ACRA 2 Investment Entity and the class A-3 common shares of each New ACRA 2 Investment Entity, the par value of each such class A common shares to be set forth in the Joinder Agreement executed by such New ACRA 2 Investment Entity.
“New ACRA 2 Investment Entity Class B Common Shares” means the class B common shares of each New ACRA 2 Investment Entity, the par value of such class B common shares to be set forth in the Joinder Agreement executed by such New ACRA 2 Investment Entity.
“New Securities” means all newly-issued Equity Securities other than Excluded Securities.
“Nominee” has the meaning set forth in Section 3.5(d).
“Original Athene Investor Shares” means the Class B Common Shares held by the Athene Investor immediately following the Closing Date.

“Organizational Documents” means the Certificate of Incorporation, the Memorandum of Association and the Bye-laws of each ACRA 2 Investment Entity in effect as of the date hereof (or, with respect to any New ACRA 2 Investment Entity, in effect as of the date such New ACRA 2 Investment Entity executes a Joinder Agreement), as the same may be amended, modified or supplemented after the date hereof.
“Other Eligible Shareholder” has the meaning set forth in Section 3.4(d).
“Parties” has the meaning set forth in the preamble.
“Pecuniary Value” means, with respect to any Shares in connection with any proposed Transfer, the portion of the aggregate consideration from such Transfer that such Shareholder would have received if the aggregate consideration for such Transfer (in the case of an asset sale, after payment or provision for all liabilities) had been distributed by an ACRA 2 Investment Entity in a Liquidation after giving effect to Bye-law 4 of the applicable Bye-laws.
“Permitted Transfer” means:
(a)    any Transfer made in compliance with:
(i)    Section 3.3 of this Agreement; or
(ii)    Section 3.5 of this Agreement; or
(b)    any Transfer of Shares by a Class A Shareholder to an Affiliate of such Class A Shareholder or any limited partner or member (or Affiliate thereof) of such Class A Shareholder;
(c)    any pledge of capital stock by a Shareholder to, and any foreclosure and subsequent Transfer of capital stock by, a bona fide commercial bank or other lending institution to the extent such capital stock secures any loan, credit facility or other financing permitted hereunder;
(d)    any Transfer of Shares by a Class B Shareholder to any member of the Athene Group; or
(e)     any other Transfer designated by either (i) the Conflicts Committee or (ii) a majority of the Independent Directors of the applicable ACRA 2 Board (at the applicable ACRA 2 Board’s discretion) as a Permitted Transfer, including pursuant to a request by a Shareholder under Section 3.2(a) of this Agreement.
Other than pursuant to clause (e) above, a Transfer shall not be a Permitted Transfer if it would (i) cause any ACRA 2 Investment Entity to be required to register under the Investment Company Act, (ii) cause ACRA 2 HoldCo or any other relevant ACRA 2 Investment Entity (or any applicable subsidiaries of any ACRA 2 Investment Entity) to fail to qualify for the benefits of the Treaty or (iii) subject any ACRA 2 Investment Entity or any member of the Athene Group or any of their respective Affiliates to adverse tax or regulatory requirements (other than de minimis requirements of general applicability).
        “Permitted Transferee” means any Person acquiring Shares from a Shareholder in accordance with the terms of this Agreement.
“Person” shall be construed in the broadest sense and means and includes a natural person, a company, an enterprise, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and any other entity and any federal, state, municipal, foreign or other government, governmental department, commission, board, bureau, agency or instrumentality, or any private or public court or tribunal.
“Preemptive Offer” has the meaning set forth in Section 3.4(a).
“Preemptive Offeror” has the meaning set forth in Section 3.4(a).
“Preemptive Period” has the meaning set forth in Section 3.4(a).
“Private Placement” has the meaning set forth in the Subscription Agreements.
“Pro Rata Amount” means, as of the date of determination, with respect to any ACRA 2 Investment Entity and any Shareholder of such ACRA 2 Investment Entity, the quotient obtained by dividing (a) the aggregate number of outstanding Class A Common Shares and Class B Common Shares held by such Shareholder as of such date of determination by (b) the aggregate number of outstanding Class A Common Shares and Class B Common Shares held by all Shareholders or class of Shareholders (as applicable) as of such date of determination.
“Proceeding” means any action, suit, lawsuit, customer claim, warranty claim, insurance claim, counterclaim, proceeding or investigation at law, or in equity, or by or before any Governmental Authority.
“Purchase Notice” has the meaning set forth in Section 3.4(b).
“Qualifying Transaction” has the meaning set forth in the Master Framework Agreement.
“Reorganization of an ACRA 2 Investment Entity” means a transaction pursuant to which (a) (i) a corporation, partnership, limited liability company or other business entity is formed (such entity, the “New Holding Company”) to hold all or a majority of the Equity Securities and (ii) a contribution of such Equity Securities is made to the New Holding Company in exchange for the issuance of capital stock of the New Holding Company to the holders of such Equity Securities; or (b) an ACRA 2 Investment Entity is restructured or reorganized to, among other things, increase the tax efficiency of such ACRA 2 Investment Entity and its Subsidiaries by, among other things, distributing equity interests of its Subsidiaries to the Shareholders. A Reorganization of an ACRA 2 Investment Entity may be effected by means of a sale, contribution and/or exchange of shares, a merger, recapitalization, consolidation, transfer or other transaction; provided, that after giving effect to any Reorganization of an ACRA 2 Investment Entity, each Shareholder’s Pro Rata Amount or pro rata share of the New Holding Company, as applicable, and their pro rata indirect economic interests in the business of such ACRA 2 Investment Entity and its Subsidiaries or of the New Holding Company, vis à vis one another and all other Shareholders and holders of other Equity Securities, shall be the same as immediately prior to such Reorganization of an ACRA 2 Investment Entity.
“Representatives” has the meaning set forth in Section 4.14(a).
“Sale of an ACRA 2 Investment Entity” has the meaning ascribed to “Sale of the Company” in the applicable Bye-laws.
“Securities Act” means the Securities Act of 1933, as amended.

“Shares” means, without duplication, (a) with respect to the Class A Shareholders, the Class A Common Shares and (b) with respect to the Class B Shareholders, the Class B Common Shares.
“Shareholders” has the meaning set forth in the preamble.
“Subscription Agreements” means, collectively, the ADIP II Subscription Agreement and the Athene Subscription Agreement.
“Subscription Decrease Notice” has the meaning set forth in the ADIP II Subscription Agreement.
“Subscription Increase Notice” has the meaning set forth in the ADIP II Subscription Agreement.
“Subscription Period” has the meaning set forth in the ADIP II Subscription Agreement.
“Subsidiary” means, with respect to any given Person, any other Person in which the first Person directly or indirectly owns or controls the majority of the equity securities or voting securities able to elect the board of directors or comparable governing body.
“Tag-Along Notice” has the meaning set forth in Section 3.3(b).
“Third Party” means, any Person that is not (a) an ACRA 2 Investment Entity or any of its Affiliates, (b) a member of the Apollo Group or (c) a member of the Athene Group.
“Third Party Transfer” has the meaning set forth in Section 3.2(a).
“Third Party Transfer Notice” has the meaning set forth in Section 3.2(a).
“Total Commitment” has the meaning set forth in the ADIP II Subscription Agreement.
“Total Shares” has the meaning set forth in the ADIP II Subscription Agreement.
“Total Voting Power” means, with respect to each ACRA 2 Investment Entity, the total votes attributable to all shares of such ACRA 2 Investment Entity issued and outstanding, as adjusted pursuant to the applicable Bye-laws.
“Transfer” means to sell, transfer, assign, pledge, hypothecate, encumber in any way or otherwise dispose of Shares (including any economic or voting interests with respect to such Shares and including by way of hedging and other derivative transaction that limits or eliminates economic risk), either voluntarily or involuntarily and with or without consideration, excluding by employees to an ACRA 2 Investment Entity upon a termination of employment.
“Transferee” means any Person to whom a Shareholder shall Transfer Shares.
“Treaty” means the Convention between the Government of the United States of America and the Government of the United Kingdom of Great Britain and Northern Ireland for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income and Capital Gains, singed at London, England on July 24, 2001, as amended.

1.2    Certain Rules of Construction. For all purposes of this Agreement, except as otherwise expressly provided for herein or unless the context of this Agreement otherwise requires:
(a)    whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation”;
(b)    the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, schedule and exhibit references refer to this Agreement unless otherwise specified;
(c)    the word (i) “may” shall be construed as permissive and (ii) “shall” shall be construed as imperative;
(d)    a reference herein to any party to this Agreement or any other agreement or document shall be deemed to refer to any Person that becomes (or became, if applicable) a permitted successor or permitted assign of such party, upon the occurrence thereof;
(e)    a reference herein to any agreement or other document is to such agreement or other document (together with the schedules, exhibits and other attachments thereto) as it may have been or may hereafter be amended, modified, supplemented, waived or restated from time to time in accordance with its terms and the terms hereof (if applicable thereto); and
(f)    a reference herein to any legislation or to any provision of any legislation includes any modification or re-enactment thereof (including prior to the date hereof), any legislative provision substituted therefor and all regulations and rules issued thereunder or pursuant thereto.
ARTICLE II

FRAMEWORK
2.1    Capital Stock of ACRA 2 HoldCo.
The capital stock of ACRA 2 HoldCo shall consist of the ACRA 2 HoldCo Class A Common Shares and the ACRA 2 HoldCo Class B Common Shares. Subject to the ACRA 2 HoldCo Bye-laws and Section 2.3, the ACRA 2 HoldCo Class B Common Shares shall, at all times, hold one hundred percent (100%) of the Total Voting Power of ACRA 2 HoldCo.
2.2    New ACRA 2 Investment Entities.
(a)    ACRA 2 HoldCo and ALRe hereby agree to cause each New ACRA 2 Investment Entity to execute a counterpart to this Agreement promptly upon the formation of such New ACRA 2 Investment Entity by executing a joinder agreement, a form of which is attached hereto as Exhibit A (a “Joinder Agreement”). Each New ACRA 2 Investment Entity shall be bound by, and entitled to the benefits of, the provisions of this Agreement immediately upon execution of such Joinder Agreement. Any Athene Investor (other than ALRe) that acquires Class B Common Shares of such New ACRA 2 Investment Entity directly upon the formation of such New ACRA 2 Investment Entity shall also execute a joinder agreement to this Agreement.

(b)     The capital stock of each New ACRA 2 Investment Entity shall be divided into and shall consist of the New ACRA 2 Investment Entity Class A Common Shares, which will be held in each case by the Co-Investors, and the New ACRA 2 Investment Entity Class B Common Shares, which will be held in each case by an Athene Investor. Subject to the applicable Bye-laws and Section 2.3, the New ACRA 2 Investment Entity Class B Common Shares of each New ACRA 2 Investment Entity will hold one hundred percent (100%) of the Total Voting Power of the applicable New ACRA 2 Investment Entity. The New ACRA 2 Investment Entity Class A Common Shares shall, in the aggregate, constitute 67% (or such other percentage as determined in accordance with Section 3.11(b)) of the capital stock of each New ACRA 2 Investment Entity, and the New ACRA 2 Investment Entity Class B Common Shares shall, in the aggregate, constitute 33% (or such other percentage as determined in accordance with Section 3.11(b)) of the capital stock of each New ACRA 2 Investment Entity, unless otherwise agreed to by ALRe and ACRA 2 HoldCo.
(c)    For the avoidance of doubt, this Section 2.2 shall not apply to any existing or newly-formed subsidiary of an ACRA 2 Investment Entity (including any subsidiary of a New ACRA 2 Investment Entity).
2.3    Amendment of ACRA 2 HoldCo Governing Documents. ACRA 2 HoldCo and ALRe shall consult with and not act contrary to the advice of the applicable Class A Shareholders, received in writing, based on the affirmative vote of the advisory board of the Co-Investors, with respect to the amendment of the following documents or provisions: (a) the voting rights provided in Bye-law 4.2 of the ACRA 2 HoldCo Bye-laws and corresponding bye-laws contained in each New ACRA 2 Investment Entity Bye-laws, (b) the rights to receive dividends and other payments provided in Bye-law 4.4 and Bye-law 16 of the ACRA 2 HoldCo Bye-laws and corresponding bye-laws contained in each New ACRA 2 Investment Entity Bye-laws, (c) the conversion rights provided in Bye-law 4.5 of the ACRA 2 HoldCo Bye-laws and corresponding bye-laws contained in each New ACRA 2 Investment Entity Bye-laws, (d) the conflicts rights provided in Bye-law 64 and Bye-law 65 of the ACRA 2 HoldCo Bye-laws and corresponding bye-laws contained in each New ACRA 2 Investment Entity Bye-laws, (e) the charter of any ACRA 2 Investment Entity’s Conflicts Committee if such amendment is materially adverse to the Co-Investors and (f) this Section 2.3 and Section 3.9 of this Agreement. ALRe shall not proceed with any such amendment under consideration described in this Section 2.3 to which the Class A Shareholders object in the manner described above.
ARTICLE III

SHARES
3.1    Future Shareholders and Transfers.
Unless otherwise waived in its sole discretion by the applicable ACRA 2 Board, the applicable ACRA 2 Investment Entity shall require that each Person that acquires capital stock of an ACRA 2 Investment Entity after the date hereof (or, in the case of a New ACRA 2 Investment Entity, each Person that acquires capital stock of such New ACRA 2 Investment Entity after the date such New ACRA 2 Investment Entity executes a Joinder Agreement) (a “Future Shareholder”), as a condition to the effectiveness of such acquisition, execute a counterpart to this Agreement (if such Person is not then a party to this Agreement), agreeing to be treated as a Class A Shareholder or a Class B Shareholder, as applicable. Notwithstanding the foregoing, in the event that (a) any Co-Investor acquires Equity Securities from an ACRA 2 Investment Entity, an Athene Investor and/or any other Class A Shareholder, in each case, such Equity Securities shall be deemed Class A Common Shares and shall be bound by, and entitled to the benefits of, the provisions of this Agreement and the Bye-laws applicable to Class A

Common Shares and Class A Shareholders and (b) an Athene Investor acquires Equity Securities from an ACRA 2 Investment Entity or a Class A Shareholder, in each case, such Equity Securities shall be deemed Class B Common Shares and shall be bound by, and entitled to the benefits of, the provisions of this Agreement and the Bye-laws applicable to Class B Common Shares and Class B Shareholders.
3.2    Limitations on Transfers.
(a)    Subject to Section 3.2(b) and, in the case of a proposed Transfer by a Shareholder under clause (e) of the definition of Permitted Transfer, this Section 3.2(a), a Shareholder may Transfer Shares if such Transfer is a Permitted Transfer, and otherwise no Shareholder shall be permitted to Transfer any Shares held by such Shareholder or Commitments of such Shareholder to subscribe for additional Shares. For the avoidance of doubt, no Transfer that would cause ACRA 2 HoldCo or any other relevant ACRA 2 Investment Entity to fail to qualify for the benefits of the Treaty shall be permitted hereunder. In the event a Shareholder requests that a proposed Transfer be approved by the applicable ACRA 2 Board as contemplated by clause (e) of the definition of Permitted Transfer, such Shareholder may Transfer all or any of the Shares and Commitments held at the time of the proposed Transfer by such Shareholder to a Third Party (a “Third Party Transfer”) upon approval of the applicable ACRA 2 Board of such Third Party Transfer, which approval shall not be unreasonably withheld (any such approval, an “ACRA 2 Board Third Party Transfer Approval”), and the satisfaction of the following conditions: (i) the Shareholder shall have delivered prior written notice to the applicable ACRA 2 Investment Entity, identifying the proposed Transferee and describing in reasonably sufficient detail the terms and conditions of the proposed Third Party Transfer (a “Third Party Transfer Notice”) accompanied by a written legal opinion (which may be an opinion of internal corporate and securities legal counsel of the Shareholder), if requested by the applicable ACRA 2 Investment Entity, addressed to the applicable ACRA 2 Investment Entity, and reasonably satisfactory in form and substance to the applicable ACRA 2 Investment Entity, to the effect that the proposed Third Party Transfer (A) will be made in compliance with applicable securities laws and may be effected without registration under, or subject the applicable ACRA 2 Investment Entity to ongoing reporting obligations under, applicable securities laws, (B) will not cause the applicable ACRA 2 Investment Entity to be required to register under the Investment Company Act and (C) will not subject the applicable ACRA 2 Investment Entity, ALRe or any of their respective Affiliates to additional regulatory requirements (other than de minimis requirements of general applicability) and (ii) the proposed Transferee shall have executed a confidentiality agreement on terms reasonably acceptable to the applicable ACRA 2 Investment Entity; provided, that the primary business or other material business operations of proposed Transferee or any Affiliate of such proposed Transferee is not in the business of underwriting and/or insuring or reinsuring life insurance, annuities, or similar products anywhere in the world nor is such proposed Transferee or any Affiliate thereof an Affiliate of any entity conducting such business, unless the applicable ACRA 2 Investment Entity in its sole discretion waives such requirement. Subject to an ACRA 2 Board Third Party Approval and the satisfaction of the condition described in clause (ii) of the immediately preceding sentence, the applicable ACRA 2 Investment Entity shall co-operate reasonably with the Shareholder to facilitate the delivery of information to the proposed Transferee regarding the applicable ACRA 2 Investment Entity and the applicable Shares (“ACRA 2 HoldCo Information”) that is reasonably necessary for the proposed Transferee to evaluate the proposed Third Party Transfer; provided, that the applicable ACRA 2 Investment Entity shall not be required to deliver any ACRA 2 HoldCo Information that (x) it reasonably determines constitutes material non-public information or the disclosure of which the applicable ACRA 2 Investment Entity reasonably believes to be prohibited by agreement or Applicable Law or would result in a waiver of the attorney-client privilege or (y) the disclosure of which the applicable ACRA 2 Investment Entity reasonably believes would have an adverse effect on the applicable ACRA 2 Investment Entity or any of its Affiliates. Any purported Transfer in violation of the provisions of this Section 3.2(a) shall be null and void and shall have no force or effect.
(b)    Notwithstanding anything herein to the contrary, no Transfer of any Shares by any Shareholder shall become effective unless and until the Transferee executes and delivers to the applicable ACRA 2 Investment Entity a counterpart to this Agreement in form and substance reasonably satisfactory to the applicable ACRA 2 Board, unless such Transferee is already subject to this Agreement. Any Transfer of Shares by any such Shareholder not in accordance with this paragraph shall be null and void and shall have no force or effect, shall not be recorded on the books of the applicable ACRA 2 Investment Entity, and shall not be recognized by the applicable ACRA 2 Investment Entity.
(c)    Each Co-Investor and any Future Shareholder that is an entity that was formed for the sole purpose of directly or indirectly acquiring Shares or that has no substantial assets other than Shares or direct or indirect interests in Shares agrees that (i) no common shares or other instruments reflecting equity interests may be Transferred (including any Transfer or issuance by the applicable ACRA 2 Investment Entity) to any Person other than in accordance with the terms and provisions of this Agreement as if such common shares or other instruments reflecting equity interests were Shares and (ii) any Transfer of such common shares or other instruments reflecting equity interests shall be deemed to be a transfer of a pro rata number of Shares hereunder.
3.3    Co-Sale Rights.
(a)    If at any time any Athene Investor proposes to Transfer to a Third Party (the “Co-Sale Offeree”) any Shares of an ACRA 2 Investment Entity owned by such Athene Investor that, together with all of the Shares of such ACRA 2 Investment Entity previously Transferred by any Athene Investor, represent in excess of ten percent (10%) of the Athene Investors’ aggregate equity interest in such ACRA 2 Investment Entity, the applicable Athene Investor shall, at least fifteen (15) business days before such Transfer deliver a notice (the “Co-Sale Notice”) to the applicable ACRA 2 Investment Entity and the Class A Shareholders of the applicable ACRA 2 Investment Entity setting forth the material terms in connection with such proposed Transfer, including (i) the number of Shares to which the Co-Sale Notice relates and the name and address of the Co-Sale Offeree, (ii) the proposed amount and type of consideration and the terms and conditions of payment offered by the Co-Sale Offeree, (iii) a description of the anticipated required indemnities by the applicable Athene Investor (and any Class A Shareholder of the applicable ACRA 2 Investment Entity that may elect to participate in the proposed Transfer pursuant to this Section 3.3) and the Co-Sale Offeree and (iv) an indication that the Co-Sale Offeree has been informed of the co-sale rights provided for in this Section 3.3 and has agreed to purchase Shares in accordance with the terms hereof. For the avoidance of doubt, the granting of a pledge or security interest in any Shares owned by an Athene Investor shall not be subject to this Section 3.3.
(b)    Within fifteen (15) business days after delivery of the Co-Sale Notice by the applicable Athene Investor, each Class A Shareholder of the applicable ACRA 2 Investment Entity may elect to participate in the proposed Transfer by delivering to such Co-Sale Offeree a notice (the “Tag-Along Notice”) specifying the number of Class A Common Shares up to his, her or its Pro Rata Amount of such Common Shares, with respect to which such Class A Shareholder intends to exercise his, her or its rights under this Section 3.3. If none of the Class A Shareholders of the applicable ACRA 2 Investment Entity give the applicable Athene Investor a timely Tag-Along Notice with respect to the sale proposed in the Co-Sale Notice, the Athene Investor may thereafter sell the Shares specified in the Co-Sale Notice on terms and conditions no more favorable, in all material respects, in the aggregate, than the terms and conditions set forth in the Co-Sale Notice. If one or more of the Class A Shareholders of the applicable ACRA 2 Investment Entity give the applicable Athene Investor a timely Tag-Along Notice, then the applicable Athene Investor shall use commercially reasonable efforts to cause the Co-Sale Offeree(s) to agree to acquire all Shares identified in all Tag-Along Notices that are timely given to the applicable Athene Investor, at an aggregate price equal to the Pecuniary Value of such Shares and upon other terms and conditions no less favorable, in all material respects, in the aggregate, than such other terms and conditions set forth in the Co-Sale Notice. If the Co-Sale Offeree(s) are unwilling or unable to acquire all Shares proposed to be included in such sale upon such terms, then the applicable Athene Investor may elect either to cancel such proposed sale or to allocate the maximum number of Shares that the Co-Sale Offeree is willing to purchase among the applicable Athene Investor and the Class A Shareholders of the applicable ACRA 2 Investment Entity giving timely Tag-Along Notices in proportion to each such Shareholder’s Pro Rata Amount in relation to the Pro Rata Amount of the Athene Investor and all participating Class A Shareholders of the applicable ACRA 2 Investment Entity; provided, that, in such circumstances, the amount of Shares set forth in each such Class A Shareholder’s Tag-Along Notices (and which shall be allocated to the prospective purchase as set forth above) shall be allocated proportionately between the Class A Common Shares of such Class A Shareholders to the extent possible.
(c)     No Athene Investor shall Transfer any Shares to the Co-Sale Offeree unless such Transfer complies with this Section 3.3 and is otherwise Transferred in accordance with this Agreement.
(d)    In the event that the Transfer between the applicable Athene Investor and the Co-Sale Offeree is not completed by the later of: (i) one hundred twenty (120) days following the delivery of the Co-Sale Notice or, if required for such Transfer, one hundred twenty (120) days after the respective regulatory approval or regulatory clearance has been obtained or the respective regulatory waiting period has expired; and (ii) thirty (30) days following the satisfaction or waiver by the parties thereto of (A) all of the conditions set forth in the definitive documentation related to such Transfer (if applicable) and (B) if clause (A) does not apply, then all of the conditions identified in the Co-Sale Notice, the applicable Athene Investor shall serve a new Co-Sale Notice to the applicable ACRA 2 Investment Entity and the applicable Class A Shareholders under Section 3.3(a) and permit the applicable Class A Shareholders to deliver a new Tag-Along Notice under Section 3.3(b) before completing the Transfer.
(e)    Notwithstanding the foregoing, the applicable Athene Investor shall not be required to comply with the provisions of this Section 3.3 with respect to any Shareholder or any limited partner of any Shareholder or Co-Investor who is a Co-Sale Offeree to the extent such compliance (i.e., such Transfer pursuant to this Section 3.3) would require registration of such Transferred Shares, or subject any ACRA 2 Investment Entity to ongoing reporting obligations, under the securities laws of any jurisdiction where any ACRA 2 Investment Entity or the applicable Athene Investor would not otherwise be required to do so but for this Section 3.3, or would otherwise (i) subject any ACRA 2 Investment Entity or the applicable Athene Investor to general taxation in a jurisdiction in which such ACRA 2 Investment Entity or the applicable Athene Investor were not previously subject to taxation, (ii) cause ACRA 2 HoldCo or any other relevant ACRA 2 Investment Entity to fail to qualify for the benefits of the Treaty or (iii) require any

ACRA 2 Investment Entity or the applicable Athene Investor to consent to general service of process in any jurisdiction where they are not currently subject to any such requirement.
(f)    For purposes of this Section 3.3, “Third Party” shall not be deemed to include (i) any Person which has directly or indirectly invested in, or otherwise has ownership interests in, an investment fund managed or advised by Apollo Management Holdings, L.P. or its Affiliates, if the applicable Transfer is from such investment fund to such Person; or (ii) any directors, officers, employees or Affiliates of Apollo, Athene, the ACRA 2 Investment Entities or any of their respective Subsidiaries.
3.4    Preemptive Rights.
(a)    If at any time from time to time (i) ACRA 2 HoldCo or any of its Subsidiaries, or (ii) any time after the formation of a New ACRA 2 Investment Entity, such New ACRA 2 Investment Entity or any of its Subsidiaries ((i) and (ii), a “Preemptive Offeror”), proposes to offer New Securities to any Person after the date hereof (or, in the case of a New ACRA 2 Investment Entity, after the date such New ACRA 2 Investment Entity executes its Joinder Agreement), the Preemptive Offeror, as applicable, shall, prior to such offer, deliver to all Shareholders of the applicable ACRA 2 Investment Entity an offer (the “Preemptive Offer”) for such Shareholders that are able to certify to the Preemptive Offeror, as the case may be, that they are “accredited investors” (as such term is defined in Rule 501 pursuant to the Securities Act) (the “Eligible Shareholders”), to purchase that number of New Securities in connection with such proposed offering of New Securities, so that each such Shareholder would, in the aggregate, after the issuance or sale of all of such New Securities in connection with the proposed offering, hold the same Pro Rata Amount of shares of the applicable Preemptive Offeror as was held by such Shareholder prior to such issuance and sale (or, in regard to the issuance and sale by a Subsidiary of a Preemptive Offeror, its Pro Rata Amount of such New Securities). Such issue shall be at the same price and the New Securities issued to each such Shareholder shall have no less favorable terms and conditions as are applicable to the New Securities received by all other purchasers of such New Securities. The Preemptive Offer shall state (A) that the applicable Preemptive Offeror proposes to issue New Securities, (B) the amount of New Securities to be issued, (C) the terms of the New Securities, (D) the purchase price of the New Securities, (E) the portion of the New Securities available for purchase by such Shareholder and (F) any other material terms of the proposed issuance. The Preemptive Offer shall remain open and irrevocable for a period of fifteen (15) business days (the “Preemptive Period”) from the date of its delivery.
(b)    Each Eligible Shareholder may accept the Preemptive Offer by delivering to the Preemptive Offeror a written notice (the “Purchase Notice”) within the Preemptive Period. At the closing of the issuance of such New Securities, all of the parties to the transaction shall execute such customary documents as are otherwise necessary or appropriate to effect the transaction set forth in the Preemptive Offer. If after the Preemptive Period expires, the Preemptive Offeror proposes to offer New Securities to any Person on terms that differ from those set forth in the Preemptive Offer, the Preemptive Offeror or such Subsidiary, as the case may be, shall make a new Preemptive Offer setting forth such modified terms.
(c)    The issuance of New Securities to the Eligible Shareholders who delivered a Purchase Notice shall be made on a business day, as designated by the Preemptive Offeror, not more than thirty (30) days after expiration of the Preemptive Period on those terms and conditions of the Preemptive Offer not inconsistent with this Section 3.4.

(d)    Notwithstanding anything to the contrary contained herein, the Preemptive Offeror may, in order to expedite the issuance of New Securities hereunder, issue all or a portion of such New Securities to one or more Persons (each, an “Initial Subscribing Shareholder”), without complying with the provisions of this Section 3.4; provided, that, prior to such issuance, either (i) each Initial Subscribing Shareholder agrees to offer to sell to each Eligible Shareholder who is not an Initial Subscribing Shareholder (each such Shareholder, an “Other Eligible Shareholder”) such Other Eligible Shareholder’s respective Pro Rata Amount (excluding for the purposes of this calculation Shares held by Shareholders who are not Eligible Shareholders) of such New Securities on the same terms and conditions as issued to the Initial Subscribing Shareholders and in a manner which provides such Other Eligible Shareholder with rights substantially similar to the rights outlined in Sections 3.4(a) through (c) above (with such differences limited to differences reasonably necessary to reflect differences in the nature of the transactions) or (ii) the Preemptive Offeror shall offer to sell an additional amount of New Securities to each Other Eligible Shareholder only in an amount and manner which provides such Other Eligible Shareholder with rights substantially the same as the rights outlined in Sections 3.4(a) through (c) (with such differences limited to differences reasonably necessary to reflect differences in the nature of the transactions). The Initial Subscribing Shareholders and the Preemptive Offeror, as applicable, shall offer to sell such New Securities to each Other Eligible Shareholder within the Preemptive Period. In the event New Securities are sold to an Initial Subscribing Shareholder pursuant to this Section 3.4(d), the Preemptive Offeror shall not, and shall cause its applicable Subsidiary to not, declare or pay any dividend or enter into an Approved Sale until the completion of any transaction entered into with each Other Eligible Shareholder pursuant to clause (i) or (ii) above, without the consent of such Other Eligible Shareholder.
(e)    Each Eligible Shareholder who elects not to purchase all or any portion of the New Securities made available to such Eligible Shareholder pursuant to this Section 3.4 hereby waives any and all rights and claims it may have with respect to or arising out of the New Securities not purchased by such Eligible Shareholder and the issuance thereof against the Preemptive Offeror, any other Shareholder, and each of their respective officers, directors, employees, agents and Affiliates.
(f)    For purposes of this Section 3.4, each Eligible Shareholder may aggregate his, her or its Pro Rata Amount among other Shareholders of the applicable ACRA 2 Investment Entity in his, her or its Group to the extent that other Shareholders of the applicable ACRA 2 Investment Entity in his, her or its Group do not elect to purchase their respective Pro Rata Amounts.
(g)    Notwithstanding the foregoing, the Preemptive Offerors shall not be required to comply with the provisions of this Section 3.4 (i) to the extent such compliance (i.e., such issuance pursuant to this Section 3.4) would (A) require registration of any New Securities where the Preemptive Offeror would not otherwise be required to do so but for this Section 3.4, (B) subject the Preemptive Offeror to general taxation in a jurisdiction in which it was not previously subject to taxation, (C) cause ACRA 2 HoldCo or any other relevant ACRA 2 Investment Entity to fail to qualify for the benefits of the Treaty or (D) require the Preemptive Offeror to consent to general service of process in any jurisdiction where it is not then subject to such requirement or (ii) in the case of New Securities that are being issued by a Preemptive Offeror solely to another Preemptive Offeror.

3.5    Approved Sale; Sale of an ACRA 2 Investment Entity; Approved Reorganization.
(a)    If at any time (i) an Athene Investor proposes (A) a Sale of an ACRA 2 Investment Entity to any Third Party, the applicable Athene Investor shall be entitled to deliver notice to the applicable ACRA 2 Investment Entity that the applicable Athene Investor desires such ACRA 2 Investment Entity and/or the Shareholders of the applicable ACRA 2 Investment Entity to enter into agreements with one or more Persons that would result in a Sale of an ACRA 2 Investment Entity or (B) a Reorganization of an ACRA 2 Investment Entity, and (ii) the applicable ACRA 2 Board has approved such Sale of an ACRA 2 Investment Entity or Reorganization of an ACRA 2 Investment Entity (subject to fulfillment of the conditions set forth in clause (i) and (ii), such Sale of an ACRA 2 Investment Entity, an “Approved Sale” and such Reorganization of an ACRA 2 Investment Entity, an “Approved Reorganization”), all Shareholders hereby agree to consent to and raise no objection against, and hereby agree that the applicable ACRA 2 Investment Entity shall consent to and raise no objections against, the Approved Sale or the Approved Reorganization, and if the Approved Sale or Approved Reorganization is structured as a sale, contribution and/or exchange or issuance of the capital stock of the applicable ACRA 2 Investment Entity (whether by merger, recapitalization, consolidation, Transfer of Equity Securities, or otherwise, as applicable), and each Shareholder shall waive, and hereby waives, any dissenter’s rights, appraisal rights or similar rights in connection with such Approved Sale or Approved Reorganization and (1) in the case of an Approved Sale, each Shareholder shall agree, and hereby agrees, to Transfer his, her or its Shares on the terms and conditions approved by the applicable Athene Investor, and hereby waives preemptive or other similar rights with respect to any share issuance to be effected in connection therewith, and (2) in the case of an Approved Reorganization, each Shareholder shall agree, and hereby agrees, to contribute, exchange and/or otherwise Transfer his, her or its Shares on the terms and conditions approved by the applicable Athene Investor and/or consent to any other transaction constituting a Reorganization of an ACRA 2 Investment Entity, and hereby waives preemptive or other similar rights with respect to any share issuance to be effected in connection therewith. All Shareholders of the applicable ACRA 2 Investment Entity and the applicable ACRA 2 Investment Entity shall take all necessary and desirable actions in connection with the consummation of the Approved Sale or Approved Reorganization, including the execution of such agreements and such instruments and other actions reasonably necessary to (I) provide the representations, warranties, indemnities, covenants, conditions, escrow agreements and other provisions and agreements relating to such Approved Sale or Approved Reorganization and (II) if applicable, to effectuate the allocation and distribution of the aggregate consideration upon any Approved Sale as set forth below; provided, that any Shareholders of the applicable ACRA 2 Investment Entity (other than the Athene Investor) shall only be required to provide representations as to their ownership of the Common Shares, the absence of liens and encumbrances with respect to such Common Shares and their authority to enter into the Approved Sale and have it enforced; provided, further, that no Shareholder of the applicable ACRA 2 Investment Entity (other than the Athene Investor) shall be required to (x) indemnify or contribute for any amount in excess of the gross proceeds received by such Shareholder in connection with any such Approved Sale and/or any Approved Reorganization, (y) indemnify the acquirer for the misrepresentations of any other Shareholder or (z) agree to any restrictive covenants requiring it not to compete with the acquirer or the ACRA 2 Investment Entities or any of their respective Subsidiaries. The Shareholders shall not be required to comply with, and shall have no rights under, Sections 3.1 through 3.4 in connection with an Approved Sale or Approved Reorganization.

(b)    The applicable ACRA 2 Investment Entity shall provide the Shareholders of the applicable ACRA 2 Investment Entity with written notice of any Approved Sale or Approved Reorganization at least five (5) business days prior to the consummation thereof. Upon the consummation of the Approved Sale, each Shareholder of the applicable ACRA 2 Investment Entity shall receive a portion of the aggregate consideration from such Approved Sale equal to the Pecuniary Value of the Shares sold by such Shareholders as part of such Approved Sale.
(c)    The obligations of the Shareholders to participate in any Approved Sale pursuant to this Section 3.5 are subject to the satisfaction of the following conditions:
(i)    if any Shareholders of a class of Shares are given an option as to the form and amount of consideration to be received with respect to Shares in a class, all holders of Shares of such class will be given the same option; and
(ii)    no Shareholder shall be obligated to pay more than his, her or its Pro Rata Amount of reasonable expenses incurred (based on the proportion of the aggregate transaction consideration received) in connection with a consummated Approved Sale, to the extent such expenses are incurred for the benefit of all Shareholders of the applicable ACRA 2 Investment Entity and are not otherwise paid by the applicable ACRA 2 Investment Entity or the acquiring party (with expenses incurred by or on behalf of a Shareholder for his, her or its sole benefit not being considered expenses incurred for the benefit of all Shareholders of the applicable ACRA 2 Investment Entity).
(d)    Each Shareholder of the applicable ACRA 2 Investment Entity and the applicable ACRA 2 Investment Entity hereby grants an irrevocable proxy and power of attorney to any nominee selected by a majority of all the outstanding Class B Common Shares (the “Nominee”) to take all necessary actions and execute and deliver all documents deemed necessary and appropriate by such Person to effectuate the consummation of any Approved Sale and/or any Approved Reorganization. The Shareholders of the applicable ACRA 2 Investment Entity hereby indemnify, defend and hold the Nominee harmless (severally in accordance with their pro rata share of the consideration received in any such Approved Sale (and not jointly and severally)) against all liability, loss or damage, together with all reasonable costs and expenses (including reasonable legal fees and expenses), relating to or arising from its exercise of the proxy and power of attorney granted hereby, except to the extent relating to or arising from such Nominee’s gross negligence or willful misconduct; provided, that the Nominee may not obligate any Shareholder to indemnify or contribute for any amount in excess of the gross proceeds received by such Shareholder in connection with any such Approved Sale and/or any Approved Reorganization. Copies of any documents executed by the Nominee on behalf of any Shareholder and the applicable ACRA 2 Investment Entity pursuant to this Section 3.5(d) shall be provided to such Shareholder and the applicable ACRA 2 Investment Entity, as applicable, in accordance with Section 4.6.
3.6    Information Rights; Covenants.
(a)    Financial Reports. Except as otherwise determined by the applicable ACRA 2 Board, each ACRA 2 Investment Entity shall deliver (in English) to each of its Shareholders:
(i)    within seventy five (75) days after the end of each fiscal quarter of each ACRA 2 Investment Entity, beginning with the quarter following the quarter in which this Agreement is executed (or, with respect to a New ACRA 2

Investment Entity, the quarter following the quarter in which such New ACRA 2 Investment Entity executes a Joinder Agreement), (A) consolidated unaudited balance sheet and income statement of each ACRA 2 Investment Entity, each prepared in accordance with GAAP, except that the financial statements may omit the notes thereto, for such fiscal quarter and (B) such inputs as are reasonably required for an embedded value report for such fiscal quarter;
(ii)    within four (4) calendar months after the end of each fiscal year of each ACRA 2 Investment Entity, beginning with the fiscal year in which this Agreement is executed (or, with respect to a New ACRA 2 Investment Entity, the fiscal year in which such New ACRA 2 Investment Entity executes a Joinder Agreement), consolidated audited balance sheet, income statement and statement of cash flows of each ACRA 2 Investment Entity, each prepared in accordance with GAAP (and including the notes thereto), for such fiscal year; and
(iii)    to the extent the ACRA 2 Investment Entities are required by law or pursuant to the terms of any outstanding indebtedness of the respective ACRA 2 Investment Entity to prepare such reports, any annual reports, quarterly reports and other periodic reports pursuant to applicable securities laws or exchange listing requirements, and if such reports are actually filed with or delivered to the applicable Governmental Authority or other party, as soon as practical.
All financial statements to be delivered under this Section 3.6(a) shall be presented in a format in accordance with the books and records of the ACRA 2 Investment Entities and their Subsidiaries and shall have been prepared in accordance with GAAP, except as otherwise noted therein, and subject to the absence of footnotes and to year-end adjustments for unaudited financial statements.
(b)    Additional Information. Each Party shall provide the other Parties, upon request, with any information reasonably requested by such other Parties for purposes of determining the tax consequences to such other Parties, any of their Affiliates, any of their direct or indirect owners or any direct or indirect ceding company with respect to any of the foregoing of the transactions contemplated by this Agreement, including (i) the amount of income (if any) of any ACRA 2 Investment Entity (or any of its Affiliates) that constitutes “related person insurance income,” (ii) whether any ACRA 2 Investment Entity (or any of its Affiliates) qualifies for any of the exceptions in section 953(c)(3) of the Code, (iii) whether any ACRA 2 Investment Entity (or any of its Affiliates) is a “controlled foreign corporation” or a “passive foreign investment company” within the meaning of the Code, (iv) information necessary to make a “qualified electing fund” election with respect to any ACRA 2 Investment Entity (or any Subsidiary thereof) that is a “passive foreign investment company,” within the meaning of the Code, (v) information necessary to comply with tax reporting requirements, including under the rules applicable to “controlled foreign corporations” and “passive foreign investment companies,” or (vi) whether any person directly or indirectly making any payments to any ACRA 2 Investment Entity (or any of its Affiliates) is subject to any tax under section 59A of the Code.
(c)    Electronic Delivery. ACRA 2 HoldCo may establish a secure online dataroom on behalf of itself and/or any of the ACRA 2 Investment Entities for the provision of information required under Sections 3.6(a) or 3.6(b) to Shareholders (including information related to the other ACRA 2 Investment Entities), and access to such dataroom (including email notifications of the addition of a document to such dataroom) shall be provided to the person(s) designated by each Shareholder in writing. The inclusion of information in such dataroom or the filing or furnishing of any notices or reports in the manner required by any Applicable Law, or otherwise required by any securities exchange on which any ACRA 2 Investment Entity’s securities are listed, that are publicly available shall be deemed to constitute delivery to the Shareholders of the applicable ACRA 2 Investment Entity in compliance with Section 3.6(a) without any further action by ACRA 2 HoldCo or any of the other ACRA 2 Investment Entities with respect to which such information relates.
(d)    Confidentiality; Privilege. Notwithstanding the foregoing, the ACRA 2 Investment Entities are not required to provide any information or documents pursuant to this Section 3.6 if doing so would violate any confidentiality obligation or would waive or diminish any attorney work-product protections, attorney-client privileges or similar protections.
(e)    Limited Partner Information. The Co-Investors shall provide ALRe (and each other Athene Investor) with prompt written notice of: (i) any proposed amendments to the limited partnership agreements of the Co-Investors, (ii) any side letters or other agreements proposed to be entered into between a Co-Investor and a Limited Partner, including any proposed amendments to such side letter or other agreements, and (iii) any other actions proposed to be taken by any Co-Investor or Limited Partner that would reasonably be expected to have a material impact on the governance or operations of any ACRA 2 Investment Entity.
(f)    Independent Actuary. ACRA 2 HoldCo agrees that, in accordance with and subject to the terms and conditions of the Fee and Capitalization Agreement, effective as of July 1, 2023, by and between ACRA 2 HoldCo and ALRe (the “Fee and Capitalization Agreement”), ACRA 2 HoldCo will engage an Independent Actuary (as defined in the Fee and Capitalization Agreement) to review the valuation of each Qualifying Transaction in which an ACRA 2 Investment Entity (or any of its Subsidiaries) has exercised its participation right on an annual basis.
(g)    Report of Certain Transactions. Each ACRA 2 Investment Entity shall, within four (4) calendar months after the end of each fiscal year of such ACRA 2 Investment Entity, provide the advisory board of the Co-Investors and the Conflicts Committee of the applicable ACRA 2 Investment Entity a report describing ordinary course transactions entered into between such ACRA 2 Investment Entity and any member of the Apollo Group during such fiscal year.
3.7    Class A Common Share Preference and Class B Common Share Preference.
In the event of a Liquidation, each Shareholder shall use his, her or its best efforts to ensure that the Class A Common Shares and the Class B Common Shares receive (out of the proceeds of such Liquidation distributable to each ACRA 2 Investment Entity’s equityholders) the full amount that they are entitled to receive in connection with the consummation at such time of a Liquidation for cash and the distribution of the proceeds thereof in accordance with the provisions of the applicable ACRA 2 Investment Entity’s Bye-laws.
3.8    Agreement to Provide Certain Information; AEOI.
(a)    Each Shareholder agrees that upon request of the applicable ACRA 2 Investment Entity, the Shareholder will provide to such ACRA 2 Investment Entity any information requested that is necessary for such ACRA 2 Investment Entity to prevent or reduce the rate of withholding on premiums or other payments it receives, to make payments to the Shareholder without or at a reduced rate of withholding, or to enable such ACRA 2 Investment Entity (or any of its Subsidiaries) to satisfy any reporting or withholding requirements under the Code or other Applicable Law. Each Shareholder also agrees to provide, upon request by of the applicable ACRA 2 Investment Entity, any certification or form required by law regarding such information that is requested by such ACRA 2 Investment Entity, to the extent permissible to do so under Applicable Law. Each Shareholder acknowledges that such information may be required by law to be disclosed to taxing or Governmental Authorities or to Persons making payments to an ACRA 2 Investment Entity (or any of its Subsidiaries), and each Shareholder hereby consents to such disclosure. Each Shareholder acknowledges that failure to provide the information requested by the applicable ACRA 2 Investment Entity pursuant to this paragraph may result in withholding on payments made to the Shareholder consistent with Applicable Law.
(b)    The U.S. tax provisions commonly known as the Foreign Account Tax Compliance Act, the regulations (whether proposed, temporary or final), including any subsequent amendments, and administrative guidance promulgated thereunder (or which may be promulgated in the future) and any applicable intergovernmental agreements in respect thereof (or any similar intergovernmental agreements which may be applicable to the ACRA 2 Investment Entities or their Subsidiaries), including any implementing legislation, regulations and guidance promulgated (or which may be promulgated) thereunder and any subsequent amendments to any of the foregoing (“FATCA”) and similar withholding or information reporting provisions, including the “Common Reporting Standard” developed by the Organisation for Economic Co-operation and Development and any legislation, regulations, intergovernmental agreements and guidance in respect thereof (all such provisions, collectively with FATCA, the “AEOI Regimes”) impose or may impose a number of obligations on the ACRA 2 Investment Entities or their Subsidiaries. In this regard:
(i)    Each Shareholder acknowledges that, in order to comply with the provisions of the AEOI Regimes and avoid the imposition of U.S. federal withholding tax, the applicable ACRA 2 Investment Entities may, from time to time and to the extent provided under the AEOI Regimes, (A) require further information and/or documentation from such Shareholder, which information and/or documentation may (1) include, but is not limited to, information and/or documentation relating to or concerning such Shareholder, the Shareholder’s direct and indirect beneficial owners (if any), and any such Person’s identity, residence (or jurisdiction of formation) and income tax status, and (2) need to be certified by such Shareholder under penalties of perjury, and (B) provide or disclose any such information and documentation to Governmental Authorities of the United States or other jurisdictions (including the U.S. Internal Revenue Service (the “IRS”)) and Persons from or through which the applicable ACRA 2 Investment Entities or any of their Subsidiaries may receive payments or with which the ACRA 2 Investment Entities or any of their Subsidiaries may have an account (within the meaning of the AEOI Regimes).
(ii)    Each Shareholder agrees that it shall provide such information and/or documentation concerning itself and its direct and indirect beneficial owners (if any), as and when requested by any ACRA 2 Investment Entity, as such ACRA 2 Investment Entity, in its sole discretion, determines is necessary or advisable for such ACRA 2 Investment Entity (or any of its Subsidiaries) to comply with its obligations under the AEOI Regimes, including, but not limited to, in connection with such ACRA 2 Investment Entity or any of its Subsidiaries entering into or amending or modifying an FFI Agreement with the IRS and maintaining ongoing compliance with such agreement. Each Shareholder should consult its tax advisors as to the type of information that may be required from such Shareholder under this Section 3.8(b).

(iii)    Consistent with the AEOI Regimes, each Shareholder agrees to waive any provision of law of any jurisdiction that would, absent a waiver, prevent the applicable ACRA 2 Investment Entities’ (or any of their Subsidiaries’) compliance with their obligations under the AEOI Regimes, including under any FFI Agreement, and hereby consents to the disclosure by the applicable ACRA 2 Investment Entities or any of their Subsidiaries of any information regarding such Shareholder (including information regarding its direct and indirect beneficial owners, if any) as such ACRA 2 Investment Entities or their Subsidiaries determine is necessary or advisable to comply with the AEOI Regimes (including the terms of any FFI Agreement).

(iv)    Each Shareholder acknowledges that if such Shareholder does not timely provide and/or update the requested information and/or documentation or waiver, as applicable (an “AEOI Compliance Failure”), the applicable ACRA 2 Investment Entities may, in their sole and absolute discretion and in addition to all other remedies available at law, in equity or under this Agreement, cause such Shareholder to withdraw from the applicable ACRA 2 Investment Entities in whole or in part.

(v)    To the extent that the ACRA 2 Investment Entities or any Affiliate thereof suffers any withholding taxes, interest, penalties or other expenses or costs on account of any Shareholder’s AEOI Compliance Failure, unless otherwise agreed by the applicable ACRA 2 Investment Entity, (A) such Shareholder shall promptly pay upon demand by the applicable ACRA 2 Investment Entity to such ACRA 2 Investment Entity, or, at the applicable ACRA 2 Investment Entity’s direction, to the relevant Subsidiary, an amount equal to such withholding taxes, interest, penalties and other expenses and costs, or (B) the applicable ACRA 2 Investment Entity may reduce the amount of the next distribution or distributions which would otherwise have been made to such Shareholder or, if such distributions are not sufficient for that purpose, reduce the proceeds of liquidation otherwise payable to such Shareholder by an amount equal to such withholding taxes, interest, penalties and other expenses and costs; provided, that (1) if the amount of the next succeeding distribution or distributions or proceeds of liquidation is reduced, such amount shall include an amount to cover interest on the amount of such withholding taxes, interest, penalties and other expenses and costs at the lesser of (I) the rate of two percent (2%) per annum over the rate of interest announced publicly from time to time by JPMorgan Chase Bank in New York, New York as such bank’s prime rate, and (II) the maximum rate permitted by Applicable Law, and (2) should the applicable ACRA 2 Investment Entity elect to so reduce such distributions or proceeds, the applicable ACRA 2 Investment Entity shall use commercially reasonable efforts to notify such Shareholder of its intention to do so. Whenever the ACRA 2 Investment Entities make any such reduction of the proceeds payable to a Shareholder pursuant to clause (ii) of the preceding sentence, for all other purposes such Shareholder may be treated as having received all distributions (whether before or upon liquidation) unreduced by the amount of such reduction. Unless otherwise agreed to by the applicable ACRA 2 Investment Entity in writing, each Shareholder shall indemnify and hold harmless the ACRA 2 Investment Entities and their Subsidiaries from and against any withholding taxes, interest, penalties or other expenses or costs with respect to such Shareholder’s AEOI Compliance Failure.

(vi)    Each Shareholder acknowledges that each applicable ACRA 2 Investment Entity (or the applicable Subsidiary thereof) will determine in its sole discretion how to comply with the AEOI Regimes.

(vii)    Each Shareholder acknowledges and agrees that it shall have no claim against the ACRA 2 Boards or the ACRA 2 Investment Entities (or their Subsidiaries) for any damages or liabilities attributable to any AEOI Regimes compliance-related determinations pursuant to Section 3.8(b)(vi).
3.9    Board of Directors.
(a)    Subject to Section 3.9(b), each Shareholder shall take all actions necessary or desirable, including voting all Shares held by such Shareholder, so that:
(i)    the authorized number of Directors on each ACRA 2 Board shall be fifteen, with each ACRA 2 Board having the authority to designate a Chairman (as defined below) and a Vice Chairman;
(ii)    nine (9) members of each ACRA 2 Board shall be individuals nominated by ALRe, which shall include (A) the Chairman of each ACRA 2 Board (the “Chairman”), (B) one (1) representative from Apollo (the “Apollo Representative”), (C) one (1) representative from Athene (the “Athene Representative”), (D) two (2) additional representatives from Apollo or Athene, as selected by Athene (the “Apollo/Athene Representatives”), (E) two (2) Independent Directors and (F) two additional directors selected by Athene ((A) through (F), collectively, the “Athene Nominees”);
(iii)    six (6) members of each ACRA 2 Board shall be individuals nominated by the Co-Investors (through Apollo ADIP II Advisors, L.P., (the “General Partner”) as general partner of the Co-Investors), at least three (3) of which shall be Independent Directors (the “ADIP II Nominees”);
(iv)    each ACRA 2 Board shall be separated into three (3) classes, with each class serving a five (5) year term;
(v)    subject to the requirements of Section 3.9(b), at the end of each five (5) year term, ALRe shall re-nominate the Chairman, the Apollo Representative and the Athene Representative to serve for an additional five (5) year term;
(vi)    the Board, immediately following the effectiveness of this Agreement, shall be composed of the members set forth on Schedule B;
(vii)    subject to the requirements of the ACRA 2 HoldCo Bye-laws regarding vacancies on the Board, and any corresponding bye-law contained in each New ACRA 2 Investment Entity Bye-laws, each ACRA 2 Board shall, at all times, be comprised of at least five (5) Independent Directors;
(viii)    each ACRA 2 Board shall have:
(A)    a Conflicts Committee consisting of at least five (5) Directors selected by the applicable ACRA 2 Board from among the

Athene Nominees that are Independent Directors and the ADIP II Nominees that are Independent Directors;
(B)    an Audit Committee; and
(C)    a Transaction Committee consisting of three (3) Directors, which shall be the Chairman, the Apollo Representative and the Athene Representative.
(b)    Notwithstanding the foregoing, subject to the applicable Bye-laws, each ACRA 2 Board may approve a change in the number of Directors on the Board or on any Committee thereof; provided, that no change in the number of Directors that constitutes the entire ACRA 2 Board or any Committee thereof of one ACRA 2 Board may be made without making corresponding changes to the number of Directors or Committee members of each other ACRA 2 Board; provided, further, that no change in the number of Directors on the Board or any Committee thereof that would decrease the proportion of ADIP II Nominees as compared to Athene Nominees shall be permitted unless the applicable ACRA 2 Board consults with and does not act contrary to the advice of the Class A Shareholders, received in writing, based on the affirmative vote of the advisory board of the Co-Investors.
3.10    Acquisitions and Capitalization.
The ACRA 2 Investment Entities agree that they will only deliver Call Notices and make Capital Calls (as each such term is defined in the Subscription Agreements) pursuant to the Subscription Agreements, the Master Framework Agreement and the Fee and Capitalization Agreement.
3.11    Sales between Shareholders.
(a)    Sales between Co-Investors.
(i)    Notwithstanding anything to the contrary herein, if (A) during the Subscription Period, any Co-Investor delivers a Subscription Increase Notice to the ACRA 2 Investment Entities in accordance with Section 1.1(b) of the ADIP II Subscription Agreement or any Co-Investor delivers a Subscription Decrease Notice to the ACRA 2 Investment Entities in accordance with Section 1.1(c) of the ADIP II Subscription Agreement or (B) upon an Investor Event of Default (as defined in the ADIP II Subscription Agreement), each Co-Investor agrees to sell a portion of its Shares to the other Co-Investors as necessary, such that, following the adjustment of each Co-Investor’s Total Commitment or Capital Call pursuant to the Subscription Increase Notice, Subscription Decrease Notice or Section 3.6(c) of the ADIP II Subscription Agreement, each Co-Investor holds the number of Shares of each ACRA 2 Investment Entity in existence at such time and has contributed capital to the applicable ACRA 2 Investment Entities equal to its pro rata portion of the Total Shares and the Total Commitment.
(ii)    The sale and purchase of Shares pursuant to this Section 3.11(a) shall be made at the initial purchase price paid by the Co-Investors for such Shares plus a cost of carry equal to six percent (6%) (compounded annually) calculated from the Closing Date, unless there has been a material change or significant event relating to an ACRA 2 Investment Entity that would, in the sole discretion of the General Partner, render it more appropriate to ascribe a different valuation to the cost of carry.

(iii)    Immediately upon any Co-Investor’s delivery of a Subscription Increase Notice, Subscription Decrease Notice or upon an Investor Event of Default, as applicable, the General Partner shall cause the applicable Co-Investors to execute any Share transfer required under this Section 3.11(a), and immediately upon such transfer each applicable ACRA 2 Investment Entity shall update Schedule A-1 and shall make any necessary updates to the applicable register of Shareholders pursuant to the applicable Bye-laws. In addition, the Parties acknowledge and agree that Exhibit A-1 to the ADIP II Subscription Agreement shall automatically be amended and restated to reflect any adjustments next to each Co-Investor’s name as contemplated by this Section 3.11(a).
(iv)    Notwithstanding the foregoing, the provisions of this Section 3.11(a) shall not apply in the event there is only one (1) Co-Investor party to this Agreement.
(b)    Issuance of Additional Shares to Athene Investor; Redemption of Shares by ACRA 2 HoldCo.
(i)    Notwithstanding anything to the contrary herein, if at any time ACRA 2 HoldCo (or any other relevant ACRA 2 Investment Entity) determines, in its sole discretion, that the ownership or anticipated ownership of Shares by any Co-Investor could cause ACRA 2 HoldCo (or such other relevant ACRA 2 Investment Entity) to fail to qualify for the benefits of the Treaty at any time while this Agreement is in effect, the parties hereto agree that an Athene Investor will be permitted to purchase from each applicable ACRA 2 Investment Entity, and each applicable ACRA 2 Investment Entity will be required to issue and sell new Shares to an Athene Investor (such Shares, the “True-up Shares” and the date such Athene Investor purchases such Shares, the “True-up Date”), in such amount as ACRA 2 HoldCo determines, in its sole discretion, is necessary or appropriate to ensure that, following the consummation of such purchase, sale and issuance, ACRA 2 HoldCo (and each other relevant ACRA 2 Investment Entity) will qualify for the benefits of the Treaty.
(ii)    The purchase, sale and issuance of the True-up Shares shall be made at the initial purchase price paid by the Co-Investors for the Shares (the “Initial Purchase Price”), minus the amount of any dividends paid by the applicable ACRA 2 Investment Entity to the Shareholders prior to the True-up Date, plus the amount of any capital contributions made by the Shareholders to the applicable ACRA 2 Investment Entity prior to the True-up Date, plus a cost of carry equal to six percent (6%) (compounded annually) calculated from the Closing Date, unless there has been a material change or significant event relating to an ACRA 2 Investment Entity that would, in the sole discretion of ACRA 2 HoldCo, render it more appropriate to ascribe a different valuation to the cost of carry (the amount paid per True-up Share, the “True-up Share Price”).
(iii)    Notwithstanding anything to the contrary herein, if at any time ACRA 2 HoldCo (or any other relevant ACRA 2 Investment Entity) determines, in its sole discretion, that the Athene Investor’s ownership of Shares (including, for the avoidance of doubt, as a result of the issuance of True-up Shares pursuant to Section 3.11(b)(i)) exceeds the minimum amount of Shares necessary or appropriate to ensure that ACRA 2 HoldCo (and each other relevant ACRA 2 Investment Entity) qualifies for the benefits of the Treaty, then the parties hereto agree that ACRA 2 HoldCo and each applicable ACRA 2 Investment Entity will be required to redeem and purchase from the Athene Investors, and the Athene

Investors will be required to return and sell to ACRA 2 HoldCo and each applicable ACRA 2 Investment Entity a number of Shares (such redeemed Shares, the “Redemption Shares,” and each date that ACRA 2 HoldCo redeems such Shares, a “Redemption Date”) as ACRA 2 HoldCo determines, in its sole discretion, is necessary or appropriate to reduce the Athene Investors’ economic ownership to as close to, but not less than, thirty-three percent (33%) as possible without causing ACRA 2 HoldCo (or any other relevant ACRA 2 Investment Entity) to fail (either as of the Redemption Date or any other future date) to qualify for the benefits of the Treaty.
(iv)    The purchase, sale and issuance of the Redemption Shares shall be made at the Initial Purchase Price (with respect to any Redemption Shares that are Original Athene Investor Shares) or the True-up Share Price (with respect to Redemption Shares that are True-up Shares), minus the amount of any dividends paid by the applicable ACRA 2 Investment Entity to the Shareholders prior to the applicable Redemption Date, plus the amount of any capital contributions made by the Shareholders to the applicable ACRA 2 Investment Entity prior to the applicable Redemption Date, plus a cost of carry equal to six percent (6%) (compounded annually) calculated from the Closing Date (with respect to Redemption Shares that were Original Athene Investor Shares) or the True-up Date (with respect to Redemption Shares that were True-up Shares), unless there has been a material change or significant event relating to an ACRA 2 Investment Entity that would, in the mutual agreement of ACRA 2 HoldCo and ALRe, render it more appropriate to ascribe a different valuation to the cost of carry.
(v)    ACRA 2 HoldCo shall deliver notice to the Co-Investors and ALRe of any purchase, sale, issuance or redemption of Shares it determines is necessary or appropriate under this Section 3.11(b). Upon any issuance or redemption pursuant to this Section 3.11(b), each applicable ACRA 2 Investment Entity shall update Schedule A-1 and Schedule A-2, and shall make any necessary updates to the applicable register of Shareholders pursuant to the applicable Bye-laws. In addition, the Parties acknowledge and agree that Exhibit A-1 to the Athene Subscription Agreement shall automatically be amended and restated to reflect any adjustments next to the Athene Investors’ names as contemplated by this Section 3.11(b).
(vi)    The specific timing of any purchase, sale, issuance or redemption made pursuant to this Section 3.11(b) shall be determined by ACRA 2 HoldCo in its sole discretion.

3.12    Treaty. Notwithstanding any other provision of this Agreement, no Shareholder may (i) sell, assign, pledge, mortgage, charge or otherwise transfer in any manner whatsoever all or any part of its ownership interest in any ACRA 2 Investment Entity or (ii) permit any person to sell, assign, pledge, mortgage, charge or otherwise transfer in any manner whatsoever all or any part of its direct or indirect ownership interest in such Shareholder, if in either case, ACRA 2 HoldCo or any other ACRA 2 Investment Entity determines, in its sole discretion, that such sale, assignment, pledge mortgage, charge or other transfer could reasonably be expected to cause ACRA 2 HoldCo or such other ACRA 2 Investment Entity (or any of their applicable Subsidiaries) to fail to qualify for the benefits of the Treaty.
ARTICLE IV

MISCELLANEOUS
4.1    Termination.
This Agreement shall automatically terminate and be of no further force or effect upon the repurchase of all of the Common Shares by each ACRA 2 Investment Entity in accordance with Section 3.3 of the Subscription Agreements or at any such time that the only Shareholders of each ACRA 2 Investment Entity are one (1) or more members of the Athene Group.
4.2    Governing Law; Consent to Jurisdiction and Venue; Waiver of Jury Trial.
This Agreement shall be governed by and construed in accordance Bermuda law, without giving effect to any law or rule that would cause the laws of any jurisdiction other than Bermuda to be applied.
ANY ACTION OR PROCEEDING AGAINST THE PARTIES RELATING IN ANY WAY TO THIS AGREEMENT MAY ONLY BE BROUGHT AND ENFORCED IN THE COURTS OF BERMUDA, AND THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF SUCH COURTS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING. EACH OF THE PARTIES IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH ACTION OR PROCEEDING IN THE COURTS OF BERMUDA AND ANY CLAIM THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN ANY INCONVENIENT FORUM. THE PARTIES AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENTERED IN AND ENFORCED IN ANY COURT HAVING JURISDICTION THEREOF.
EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
4.3    Severability.
It is the desire and intent of the Parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
4.4    Assignments; Successors and Assigns.
Except in connection with any Transfer of Shares in accordance with this Agreement, the rights of each Party under this Agreement may not be assigned. This Agreement shall bind and inure to the benefit of the Parties and their respective successors, permitted assigns, legal representatives and heirs.
4.5    Amendments; Waivers.
Subject to Section 2.3, this Agreement may only be modified or amended by an instrument in writing signed by each of (a) each ACRA 2 Investment Entity and (b) the holders of the Class B Common Shares; provided, however, that (i) any amendment or modification that is adverse to Class A Shareholders and does not adversely affect the Class B Shareholders in a similar and proportionate manner shall require the consent of at least a majority of the Class A Shareholders, (ii) any amendment or modification that would materially, adversely and disproportionately affect the rights, obligations, powers or preferences of any class of Common Shares without similarly affecting the rights, obligations, powers or preferences of all classes of Common Shares shall require the consent of the holders of at least a majority of Common Shares of such class so affected, (iii) any amendment or modification that would materially, adversely and disproportionately affect the rights, obligations, powers or preferences of any Shareholder with respect to a class of Shares, in his, her or its capacity as a holder of such class of Shares without similarly affecting the rights, obligations, powers or preferences of all holders of such class of Shares, shall not be effective as to such Shareholder without his, her or its prior written consent, (iv) ACRA 2 HoldCo shall automatically amend Schedule A hereto without the consent of the Shareholders and shall distribute such amended Schedule A to each of the Shareholders upon any change in any Shareholder’s information thereon, such as a change in the Shareholder’s notice information and a Transfer of Shares by a Shareholder in accordance with this Agreement, (v) each New ACRA 2 Investment Entity shall automatically amend the schedule of capital stock attached to its Joinder Agreement as Annex I thereto, and such schedule shall be incorporated as an exhibit to this Agreement without the consent of the Shareholders, and such New ACRA 2 Investment Entity shall distribute such amended schedule of capital stock to each of the Shareholders upon any change in any Shareholder’s information thereon, such as a change in the Shareholder’s notice information and a Transfer of Shares by a Shareholder in accordance with this Agreement and (vi) any modification or amendment to the Shareholders Agreement may not lead to a joint control or an acting in concert by all or a group of Shareholders. The Parties agree to amend this Agreement to mitigate any undue regulatory burden resulting from the interpretation of this Agreement by any regulatory authority. In the event such amendment is required, the Parties agree to preserve the original intent of this Agreement to the extent possible. To be effective, any waiver of any provision of this Agreement requested by any Party must be granted in writing by the Party against whom such waiver is sought to be enforced. The holders of a majority of all then outstanding (A) Class B Common Shares may grant a waiver on behalf of all Class B Shareholders and (B) Class A Common Shares may grant a waiver on behalf of all Class A Shareholders.

4.6    Notices.
All notices, requests, consents and other communications hereunder to any Party shall be deemed to be sufficient if contained in a written instrument delivered in person or sent by facsimile, electronic mail, nationally-recognized overnight courier or first class registered or certified mail, return receipt requested, postage prepaid, addressed to such Party at the address set forth below or such other address as may hereafter be designated in writing by such Party to the other Parties:

if to ACRA 2 HoldCo, to:
Athene Co-Invest Reinsurance Affiliate Holding 2 Ltd.
Second Floor, Washington House
16 Church Street
Hamilton HM 11, Bermuda
Attention: Chief Executive Officer; General Counsel
Telephone: 441-279-8410
Email: legalbda@athene.com
with a copy to:

Sidley Austin LLP
One South Dearborn
Chicago, IL 60603
Attention: Perry J. Shwachman
Telephone: (312) 854-7061
Facsimile: (312) 853-7036
Email: pshwachman@sidley.com

(ii)    if to an Athene Investor, to:
Athene Life Re Ltd.
Second Floor, Washington House
16 Church Street
Hamilton HM 11, Bermuda
Attention: Chief Executive Officer; General Counsel
Telephone: 441-279-8410
Email: legalbda@athene.bm
(iii)    if to the Co-Investors, to their respective addresses in the register of Shareholders pursuant to the applicable Bye-laws; and
(iv)     if to any New ACRA 2 Investment Entity, to the address set forth in such New ACRA 2 Investment Entity’s Joinder Agreement.
All such notices, requests, consents and other communications shall be deemed to have been delivered and received (a) in the case of personal delivery or delivery by facsimile or electronic mail, on the date of such delivery, (b) in the case of dispatch by nationally-recognized overnight courier, on the next business day following such dispatch and (c) in the case of mailing, on the third business day after the posting thereof.

4.7    Headings.
The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.
4.8    Nouns and Pronouns.
Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice versa.
4.9    Entire Agreement; Inconsistency.
This Agreement, together with the Exhibits and Schedules, and the Subscription Agreements and the other agreements contemplated herein and therein, contain the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements and understandings, whether written or oral, with respect to such subject matter. The Parties represent and warrant that there are no other agreements or understandings, written or oral, regarding any of the subject matter hereof other than as set forth herein and covenant not to enter into any such agreements or understandings after the date hereof, except pursuant to an amendment, modification or waiver of the provisions of this Agreement. In the event that any provision of any Organizational Document is inconsistent with any provision in this Agreement, (a) the provisions of this Agreement shall govern and (b) the Shareholders shall take such action as may be necessary to amend the applicable provision in such Organizational Document in order to correct such inconsistency in favor of such provision of this Agreement. In the event that such provision is required to be set forth in any Organizational Document in order to be enforceable upon the ACRA 2 Investment Entities and/or the Shareholders under Applicable Law, the Shareholders of the applicable ACRA 2 Investment Entity shall take such action as may be necessary to amend such Organizational Document in order reflect the applicable provision of this Agreement.
4.10    Counterparts.
This Agreement may be executed in any number of original or facsimile counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.
4.11    Further Assurances.
Each Party shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as are required in order to carry out the provisions of this Agreement and the consummation of the transactions contemplated hereby.
4.12    Remedies.
Each Party acknowledges and agrees that in the event he, she or it fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, no remedy at law will provide adequate relief to the other Parties, and agrees that the other Parties shall be entitled to specific performance and/or temporary and permanent injunctive relief in any such case without the necessity of proving actual damages or without posting a bond.

4.13    No Conflicting Agreements.
No Shareholder shall enter into any agreements or arrangements of any kind with any Person with respect to any Shares or other Equity Securities that prohibit such Shareholder from complying with the applicable provisions of this Agreement (whether or not such agreements or arrangements are with other Shareholders or with Persons that are not party to this Agreement).
4.14    Confidentiality.
(a)    Subject to Section 4.14(d), each Shareholder agrees that it will use any Confidential Information (as defined in Section 4.14(b) below) solely for the purpose of monitoring and managing its investment in the ACRA 2 Investment Entities and will use reasonable precautions in accordance with its established procedures to keep such information confidential; provided, however, that any such information may be disclosed to each Shareholder’s affiliates, partners (which includes, with respect to each Co-Investor, the applicable Limited Partners) and its and their respective directors, officers, employees, agents, counsel, auditors, advisors, consultants and representatives (collectively, including such affiliates and partners, the “Representatives”) who do not compete with the ACRA 2 Investment Entities, have been informed of the confidentiality obligations under this Agreement and need to know such information for the purpose of monitoring and managing each Shareholder’s investment in the ACRA 2 Investment Entities (it being understood that such Representatives shall be informed by the applicable Shareholder of the confidential nature of such information and agree to abide by these confidentiality provisions). To the extent permitted by Applicable Law, each Shareholder agrees to be responsible for any breach of this Agreement that results from the actions or omissions of its Representatives. Each Shareholder agrees to enforce the provisions of this Section 4.14 with respect to its Representatives at the direction of any ACRA 2 Investment Entity.
(b)    The term “Confidential Information” means, subject to the following sentence, (i) all information related to the ACRA 2 Investment Entities and any of their Subsidiaries or Affiliates provided to each Shareholder or any Representative thereof by or on behalf of the ACRA 2 Investment Entities or their Affiliates (the “Furnishing Parties”) and (ii) all analyses developed by such Shareholders or any of their Representatives using any information specified under clause (i) above. The term “Confidential Information” shall not include information that (A) is or becomes generally available to the public other than as a result of a disclosure by a Shareholder or any of its Representatives in violation of this Agreement, (B) was within the applicable Shareholder’s possession prior to its being furnished to it by a Furnishing Party or a representative thereof; provided, that the source of such information was not known by the applicable Shareholder to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to a Furnishing Party or any other party with respect to such information or (C) is or becomes available to the applicable Shareholder on a non-confidential basis from a source other than a Furnishing Party or a representative thereof; provided, that such source is not known by the applicable Shareholder to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to a Furnishing Party, or any other party with respect to such information.
(c)    Each Shareholder shall be permitted to disclose any Confidential Information in the event that such Shareholder is otherwise required by law, rule or regulation or receives a demand by any Governmental Authority or in connection with any legal proceedings (including pursuant to any special deposition, interrogation, request for documents, subpoena, civil investigative demand or arbitration). Each Shareholder agrees that it will immediately notify the ACRA 2 Investment Entities in the event of any such disclosure (other than as a result of an examination by any regulatory agency), unless such notification shall be prohibited by Applicable Law or legal process and, to the extent permitted by law or regulation, reasonably cooperate with the applicable ACRA 2 Investment Entity to obtain a protective order or other remedy or reasonable assurance that such Confidential Information will be afforded confidential treatment.
(d)    Notwithstanding the foregoing, each Shareholder shall be permitted to disclose certain information that may constitute Confidential Information in order to comply with its reporting obligations to its direct and indirect investors and equity holders including: (i) the name and brief description of the ACRA 2 Investment Entity and the date of the applicable Shareholder’s investment in the ACRA 2 Investment Entity, (ii) the amount of the applicable Shareholder’s Total Commitment and such equity holder’s indirect share of such Total Commitment and (iii) the quarterly valuation of the Shareholder’s investment in the ACRA 2 Investment Entities, except to the extent such Confidential Information would constitute material non-public information for U.S. securities law purposes; provided, that nothing in this Section 4.14(d) shall supersede the confidentiality obligations of each Shareholder set forth in any confidentiality agreement entered into in connection with the Private Placement including, but not limited to, any confidentiality obligations set forth in the Fund LPA (as defined in the Subscription Agreements). In addition, ALRe and its Affiliates may disclose certain information that may constitute Confidential Information in the ordinary course of their respective businesses.
(e)    The ACRA 2 Investment Entities acknowledge their confidentiality obligations, if any, to each Shareholder as set forth in each Shareholder’s Subscription Agreement.
(f)    Each Shareholder acknowledges and agrees that the Confidential Information may constitute material nonpublic information with respect to Athene and Apollo and that such Confidential Information is proprietary to Athene and Apollo.  Each Shareholder acknowledges and agrees on behalf of itself and its Representatives, that certain securities laws prohibit any person or entity who or that has received from or on behalf of an issuer or any of its affiliates material non-public information from purchasing or selling securities of such issuer or any of its subsidiaries or from communicating such information to any other person or entity under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. Subject to this Section 4.14, each Shareholder agrees that it will not convey any of the material non-public information it may receive by receiving Confidential Information to any other person that is not its Representative and that it or its Representatives will communicate such information within its respective firm(s) only on a need to know basis.  Each Shareholder and its Representatives also agree to comply with Applicable Law in this regard.
(g)    Nothing in this Agreement shall be construed as any Furnishing Party granting any other party any rights, interest or license to the Confidential Information or any copyrights, trademark, trade secret, patent right or any other property right related thereto.
* * * * *

IN WITNESS WHEREOF, the Parties have executed this Shareholders Agreement on the date first written above.
ACRA 2 HOLDCO:

ATHENE CO-INVEST REINSURANCE AFFILIATE HOLDING 2 LTD.

By: /s/ Fergus Daly
Name: Fergus Daly
Title: Chief Financial Officer

ALRe:

ATHENE LIFE RE LTD.

By: /s/ Natasha Scotland Courcy
Name: Natasha Scotland Courcy
Title: Chief Executive Officer

CO-INVESTORS:

APOLLO/ATHENE DEDICATED INVESTMENT PROGRAM II, L.P.
By: Apollo ADIP Advisors II, L.P., its general partner
By: Apollo ADIP Capital Management II, LLC, its general partner

By:     /s/ Loretta Shaw-Lorello
Name: Loretta Shaw-Lorello
Title: Vice President